EXHIBIT 2.3

REORGANIZATION AND ASSET ACQUISITION AGREEMENT

This Reorganization and Asset Acquisition Agreement (the “Agreement”) is entered into as of December 3, 2010 by and between Synergistic Resources, LLC, a California limited liability company (the “Seller”), on the one hand, and General Cannabis, Inc., a Nevada corporation (“GCI”), and General Health Solutions, Inc., a California corporation and wholly-owned subsidiary of GCI (“Purchaser”), on the other hand.

RECITALS

WHEREAS, the Seller is the owner, operator and administrator of the assets as listed in Exhibit A (the “Assets”), which constitute at least 90% of the assets of Seller; and

WHEREAS, the Seller desires to sell, transfer and assign to Purchaser, and the Purchaser desires to purchase and acquire from the Seller, the Assets according to the terms set forth herein.

WHEREAS, the Parties desire and intend that the transactions contemplated by this Agreement be treated as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

I.           Purchase and Sale of the Assets

1.1         Purchase and Sale of Assets.  The Seller hereby sells, transfers, assigns and delivers to the Purchaser, free and clear of any liens or encumbrances of any kind which have been created or granted by the Seller, all of the Seller’s right, title and interest in the Assets, whether now existing or hereafter acquired.

1.2         Assumption of Liabilities.  The Purchaser will not assume any obligations of Seller related to the Assets.

1.3         Closing.  The Closing (the “Closing”) shall take place at the offices of Purchaser, 2183 Fairview Road, Suite 101, Costa Mesa, CA  92627, on December 3, 2010, or at such other place, date and time as the Parties may agree in writing (the “Closing Date”).  On the Closing Date the Purchaser shall pay the Purchase Price (as defined in Section II) to the Seller.

1.4         Conditions to Closing.  The closing of the purchase and sale of the Assets will be subject to the following conditions, which much be satisfied at or prior to the Closing unless otherwise specified:

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1.4.1       Seller and Purchaser will execute the Intellectual Property Assignment in the form attached hereto as Exhibit B.

1.4.2       Seller and Purchaser will execute an Assignment, in the form attached hereto as Exhibit C, for each of the contracts listed in Exhibit A, which shall be executed by each obligated party thereto.

1.5         Post Closing Activities.  At any time after the Closing Date, upon either party’s written request and without further consideration, the other party shall take such other actions as the requesting party may reasonably deem necessary or desirable in order to consummate the terms of, obligations under and transactions contemplated by, this Agreement.

II.          Purchase Price

In consideration of the Seller’s sale, transfer and assignment of the Assets, GCI shall issue to the Seller, or its assigns, Two Million (2,000,000) shares of common stock of GCI (the “Shares”), restricted in accordance with Rule 144, and shall pay to Seller the sum of Fifty Thousand Dollars ($50,000) cash (the “Purchase Price”).

III.         Representations and Warranties

3.1         Authority.  The Seller and the Purchaser each represent to the other that it has the right to enter into this Agreement and has the ability to perform its obligations hereunder, including the assignment, transfer and delivery by the Seller, and purchase by the Purchaser, of the Assets hereunder.  The Seller and Purchaser are a limited liability company and a corporation, respectively, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2         “As Is” “Where Is”.  The Purchaser has received all of the information and documentation it requires in connection with the Assets and, except as expressly provided herein, is acquiring its interest in the Assets in an “as is” “where is” condition.

3.3         Execution of Agreement.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement have been authorized by all necessary corporate action on the part of each of Purchaser and Seller and no other corporate proceedings or approvals are required to authorize this Agreement or to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation or organization, bylaw, operating agreement, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which Purchaser or Seller are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of Purchaser or Seller; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Purchaser or Seller or any of their respective actions.

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3.4         Indemnification.

3.4.1       Indemnity of Seller.  Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement or the schedules and exhibits hereto.  For purposes of Section 3.4, the term “Losses” shall mean all damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred.  Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by Seller under this section unless and until the aggregate amount of all Losses of Seller in respect thereof shall exceed $15,000, but then such indemnified parties shall be entitled to all indemnifiable Losses above and below such threshold.

3.4.2       Indemnity of LCLL.  Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all Losses arising out of or resulting from the breach by Seller of any representation, warranty, agreement or covenant contained in this Agreement or the exhibits and schedules hereto.  Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by Purchaser under this Section unless and until the aggregate amount of all Losses of Purchaser in respect thereof shall exceed $15,000, but then such indemnified parties shall be entitled to all indemnifiable Losses above and below such threshold.

3.4.3       Indemnification Procedure.

(a)           An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty days of the date on which such indemnified party or an executive officer or representative of such indemnified party first becomes aware of the existence of such claim.  Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim.  The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such person to give such notice.

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In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party, the indemnifying party shall be given prompt notice thereof, in reasonable detail.  The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice.  The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice to the indemnified party of its intention to do so not later than twenty days following notice of the claim to the indemnifying party or such shorter time period as required so that the interests of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice from the indemnifying party; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party.  If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys’ reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim.  Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(b)           The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss.  The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation.  Except for fees and expenses for which indemnification is provided pursuant to Section 3.4, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

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3.5         No Other Representations.  Except as expressly set forth in this Agreement, neither party makes any further representations or warranties concerning the subject matter contained herein.

3.6         Survival.  Each of the representations, warranties and agreements of each of the Purchaser and the Seller contained in this Agreement shall survive the Closing Date.

IV.         Securities Representations.  Seller hereby represents and warrants as of the date hereof and as of the Closing, as follows:

4.1         Purchase for Own Account.  The Seller represents that he is acquiring the Shares solely for his own account and beneficial interest for investment and not for sale or with a view to distribution of the Shares or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

4.2         Ability to Bear Economic Risk.  The Seller acknowledges that an investment in the Shares involves a high degree of risk, and represents that he is able, without materially impairing his financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of his investment.

4.3         Access to Information.  The Seller acknowledges that the Seller has been furnished with such financial and other information concerning the GCI, the directors and officers of GCI, and the business and proposed business of GCI as the Seller considers necessary in connection with the Seller’s investment in the Shares.  Seller has also had an opportunity to review the Term Sheet attached hereto as Exhibit D, and the GCI information that is publicly available at www.otcmarkets.com.  As a result, the Seller is thoroughly familiar with the proposed business, operations, properties and financial condition of GCI and has discussed with officers of GCI any questions the Seller may have had with respect thereto.  The Seller understands:

(i)	The risks involved in this investment, including the speculative nature of the investment;

(ii)	The financial hazards involved in this investment, including the risk of losing the Seller’s entire investment;

(iii)	The lack of liquidity and restrictions on transfers of the Shares; and

(iv)	The tax consequences of this investment.

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The Seller has consulted with his own legal, accounting, tax, investment and other advisers with respect to the tax treatment of an investment by the Seller in the Shares and the merits and risks of an investment in the Shares.

4.4         Shares Part of Private Placement.  The Seller has have been advised that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), or qualified under the securities law of any state, on the ground, among others, that no distribution or public offering of the Shares is to be effected and the Shares will be issued by GCI in connection with a transaction that does not involve any public offering within the meaning of section 4(2) of the Act and/or Regulation D as promulgated by the SEC under the Act, and under any applicable state blue sky authority.  The Seller understands that GCI is relying in part on the Seller’s representations as set forth herein for purposes of claiming such exemptions and that the basis for such exemptions may not be present if, notwithstanding the Seller’s representations, the Seller has in mind merely acquiring the Shares for resale on the occurrence or nonoccurrence of some predetermined event.  The Seller has no such intention.

4.5         Seller Not Affiliated with Company.  The Seller, either alone or with his professional advisers (i) is unaffiliated with, has no equity interest in, and is not compensated by, the Seller or GCI or any affiliate or selling agent of the Seller or GCI, directly or indirectly; (ii) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares; and (iii) has the capacity to protect his own interests in connection with his proposed investment in the Shares.

4.6         Further Limitations on Disposition.  The Seller further acknowledges that the Shares are restricted securities under Rule 144 of the Act, and, therefore, any certificates reflecting the ownership interest in the Shares will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Without in any way limiting the representations set forth above, the Seller further agrees not to make any disposition of all or any portion of the Shares unless and until:

(i)           There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

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(ii)          Such Seller shall have obtained the consent of GCI and notified GCI of the proposed disposition and shall have furnished GCI with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by GCI, the Seller shall have furnished GCI with an opinion of counsel, reasonably satisfactory to GCI, that such disposition will not require registration under the Act or any applicable state securities laws.

Notwithstanding the provisions of subparagraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Seller to a partner (or retired partner) of Seller, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Seller hereunder as long as the consent of GCI is obtained, which consent shall not be unreasonably withheld.

4.6         Piggyback Registration Rights.  GCI hereby represents and warrants that if GCI at any time proposes to register any of its securities under the Act, including under an S-1 Registration Statement or otherwise, it will at such time give written notice to the Seller of its intention so to do.  Upon the written request of Seller given within ten (10) days after receipt of any such notice, GCI will use its best efforts to cause the Shares to be registered under the Act (with the securities which GCI at the time proposes to register).  All expenses incurred by GCI in complying with this section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accountants, or counsel for GCI and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by GCI.  GCI agrees that it will prepare and file a Registration Statement within thirty (30) days of the completion of an audit of its financial statements sufficient for inclusion therein.

4.7         Accredited Investor Status. (Please check one, attach additional pages if necessary).  Seller:

______ is

______ is not

an “accredited investor” as such term is defined in Rule 501 under the Act because Seller either:

(i)           has a net worth of at least $1,000,000 (for purposes of this question, the Seller may include spouse’s net worth and may include the fair market value of home furnishings and automobiles, but must exclude from the calculation the value of Seller’s primary residence and the related amount of any indebtedness on primary residence up to the fair market value of the primary residence (any indebtedness that exceeds the fair market value of the primary residence must be deducted from net worth calculation)), or

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(ii)          had an individual income of more than $200,000 in each of the two most recent calendar years, and reasonably expects to have an individual income in excess of $200,000 in the current calendar year; or along with Seller’s spouse had joint income in excess of $300,000 in each of the two most recent calendar years, and reasonably expects to have a joint income in excess of $300,000 in the current calendar year.

For purposes of this Agreement, “individual income” means “adjusted gross income” as reported for Federal income tax purposes, exclusive of any income attributable to a spouse or to property owned by a spouse and increased by the following amounts:  (i) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended, (the “Code”), (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of form 1040), (iii) any deduction claimed for depletion under Section 611 et seq. of the Code and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Sections 1202 of the Internal Revenue Code as it was in effect prior to enactment of the Tax Reform Act of 1986.

For purposes of this Agreement, “joint income” means, “adjusted gross income,” as reported for Federal income tax purposes, including any income attributable to a spouse or to property owned by a spouse, and increased by the following amounts: (i) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (iii) any deduction claimed for depletion under Section 611 et seq. of the Code and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code as it was in effect prior to enactment of the Tax Reform Act of 1986.

4.8         Seller Qualifications.  Seller is over 21 years of age.

4.9         No Backup Withholding.  The Social Security Number or taxpayer identification shown in this Agreement is correct, and the Seller is not subject to backup withholding because (i) the Seller has not been notified that he or she is subject to backup withholding as a result of a failure to report all interest and dividends or (ii) the Internal Revenue Service has notified the Seller that he or she is no longer subject to backup withholding.

V.         Miscellaneous

5.1         Assignment.  Neither this Agreement nor any interest hereunder will be assignable in part or in whole by either party without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld, conditioned or delayed.

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5.2         Governing Law and Venue.  This Agreement is executed pursuant to and shall be interpreted and governed for all purposes under the laws of the State of California.  Any cause of action brought to enforce any provision of this Agreement shall be brought in Orange County, California.  If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.  This Agreement shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof.

5.3         Notices.  Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, and may only be delivered or sent via hand delivery, facsimile, or by overnight courier, correctly addressed to the addresses of the parties indicated below or at such other address as such party shall in writing have advised the other party.

If to the Purchaser:	General Health Solutions, Inc.
2183 Fairview Road, Suite 101
Costa Mesa, CA 92627
Facsimile: (949) 515-1625

with a copy to:	The Lebrecht Group, APLC
9900 Research Dr.
Irvine, CA 92618
Attn: Brian A. Lebrecht, Esq.
Facsimile (949) 635-1244

If to the Seller:	Synergistic Resources, LLC

Attn: Manager
Facsimile: ( )

5.4         Amendment.  No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each party.

5.5         Waiver.  No provision of this Agreement will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

5.6         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under the applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

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5.7         Attorneys’ Fees.  In the event that any suit, arbitration, legal action, proceeding or dispute between the parties arises in connection with this Agreement, the prevailing party shall be entitled to recover all expenses, costs and fees, including reasonable attorney’s fees, actually incurred in association with such action.

5.8         Entire Agreement.  This Agreement, including all exhibits, is the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence and agreements, whether oral or written, between the parties respecting the subject matter of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

“Seller”	“Purchaser”

Synergistic Resources, LLC,	General Health Solutions, Inc.,
a California limited liability company	a California corporation

/s/ Brent Inzer	/s/ James Pakulis
By: Brent Inzer	By: James Pakulis
Its: Manager	Its: President

“GCI”

General Cannabis, Inc.,
a Nevada corporation

/s/ James Pakulis
By: James Pakulis
Its: Chief Executive Officer

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Exhibit A

Assets

1.	The name “Marijuana Medicine Evaluation Centers.”
2.	The Service Mark for “Marijuana Medicine Evaluation Centers”, Reg. No. 3,533,697.
3.	The domain name www.marijuanamedicine.com, all related domain names, and all website coding associated therewith.
4.	The telephone number “(800) 268-4420.”
5.	The database of users and visitors associated with the website.
6.	All computer and other equipment owned by Seller that is used to manage, maintain, and operate the website.

Contracts to be Assigned from Seller to Purchaser

1.	Management Services Agreement by and between Synergistic Resources, LLC and Kien P. Tran, M.D., Inc. dated March 1, 2008.

A

Exhibit B

Intellectual Property Assignment

B

Exhibit C

Assignment

C

Exhibit D

TERM SHEET
for
GENERAL CANNABIS, INC.
Updated November 30, 2010

Company:	General Cannabis, Inc., a Nevada corporation (the “Company”).

Offering:	2,000,000 shares of common stock

Capitalization:
Before the offering:

•     The Company is authorized to issue 200,000,000 shares of common stock and 20,000,000 shares of preferred stock.
•     There are 80,615,256 shares of common stock, and no shares of preferred stock, outstanding.
•     There are contractual obligations to issue another 16,000,000 shares of common stock through January 2014 if certain financial milestones are met by one of our recently acquired subsidiaries.

After the offering:

•     There will be 82,615,256 shares of common stock issued and outstanding.

Subsidiaries:
The Company has five wholly-owned subsidiaries, namely US Cannabis, Inc., a California corporation, WeedMaps Media, Inc., a Nevada corporation, LV Luxuries Limited, a Nevada corporation, General Health Solutions, Inc., a California corporation, and General Merchant Services, Inc., a California corporation.

D